Exhibit n(3)

POWER OF ATTORNEY

CAUTION TO THE PRINCIPAL:

Your Power of Attorney is an important document.  As the "principal," you give the person whom you choose (your "agent") authority to spend your money and sell or dispose of your property during your lifetime without telling you.  You do not lose your authority to act even though you have given your agent similar authority.

When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest.  "Important Information for the Agent" at the end of this document describes your agent's responsibilities.

Your agent can act on your behalf only after signing the Power of Attorney before a notary public.

You can request information from your agent at any time.  If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located.

You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind.  If you are no longer of sound mind, a court can remove an agent for acting improperly.

Your agent cannot make health care decisions for you. You may execute a "Health Care Proxy" to do this.

The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15.  This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.  If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

The undersigned officer and/or director (the "Principal") of Prospect Capital Corporation, a corporation formed under the laws of the State of Maryland (the "Company"), does constitute and appoint John F. Barry III and M. Grier Eliasek, and each of them, his or her true and lawful attorneys and agents (the "Agents"), each with full power and authority (acting separately and without the other) to execute in the name and on behalf of the undersigned as such officer and/or director, a Registration Statement on Form N-2 (File No. 333-164270), including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Company pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "1933 Act"), and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of the Company or the registration or offering of the Company's common shares; granting to such attorneys and agents and each of them, full power of substitution and revocation in the premises; and ratifying and confirming all that such attorneys and agents, or any of them, may do or cause to be done by virtue of these presents.

This Power of Attorney does not revoke or terminate any prior Power of Attorney executed by the undersigned Principal.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned Principal has executed this Power of Attorney as of this 10th day of September 2010.

By:	/s/ Andrew C. Cooper
Name:	Andrew C. Cooper
Title:	Director

Subscribed and sworn to before me
On September 10, 2010

/s/ Shannon M. Brennan
Shannon M. Brennan
Notary Public, State of New York
No. 01BR6146659
Qualified in Orange County
Commission Expires May 22, 2014

IMPORTANT INFORMATION FOR THE AGENT:

When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal.  This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked.  You must:

(1) act according to any instructions from the principal, or, where there are no instructions, in the principal's best interest;

(2) avoid conflicts that would impair your ability to act in the principal's best interest;

(3) keep the principal's property separate and distinct from any assets you own or control, unless otherwise permitted by law;

(4) keep a record or all receipts, payments, and transactions conducted for the principal; and

(5) disclose your identity as an agent whenever you act for the principal by writing or printing the principal's name and signing your own name as "agent" in either of the following manner: (Principal's Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal's Name).

You may not use the principal's assets to benefit yourself or give major gifts to yourself or anyone else unless the principal has specifically granted you that authority in this Power of Attorney or in a Statutory Major Gifts Rider attached to this Power of Attorney.  If you have that authority, you must act according to any instructions of the principal or, where there are no such instructions, in the principal's best interest.  You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal's guardian if one has been appointed.  If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

Liability of agent:

The meaning of the authority given to you is defined in New York's General Obligations Law, Article 5, Title 15.  If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

We, the Agents, have read the foregoing Power of Attorney.  We are the persons identified therein as agents for the Principal named therein.

By:	/s/ John F. Barry III
Name:	John F. Barry III
Title:	President and Chief Operating Officer

Subscribed and sworn to before me
On September 10, 2010

/s/ Sargon Daniel
Sargon Daniel
Notary Public, State of New York
No. 02DA6212685
Qualified in New York County
My Commission Expires October 19, 2013

We, the Agents, have read the foregoing Power of Attorney.  We are the persons identified therein as agents for the Principal named therein.

By:	/s/ M. Grier Eliasek
Name:	M. Grier Eliasek
Title:	President and Chief Operating Officer

Subscribed and sworn to before me
On September 10, 2010

/s/ Sargon Daniel
Sargon Daniel
Notary Public, State of New York
No. 02DA6212685
Qualified in New York County
My Commission Expires October 19, 2013